INITIAL SUMMARY PROSPECTUS FOR NEW INVESTORS

MAY 1, 2023

SCHWAB RETIREMENT INCOME VARIABLE ANNUITY®

Issued by Pacific Life Insurance Company through Separate Account A of Pacific Life Insurance Company

This summary prospectus summarizes key features of Schwab Retirement Income Variable Annuity, an individual flexible premium deferred variable annuity contract. Before you invest, you should also review the prospectus for this Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at PacificLife.com/Prospectuses. You can also obtain this information at no cost by calling (833) 455-0901 or by sending an email request to Prospectuses@PacificLife.com.

You can find additional information about the underlying Funds at https://www.PacificLife.com/home/products/annuities/variable-annuities/underlying-fund-documents.html.

You may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract value. You should review the prospectus, or consult with your investment professional for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s (“SEC”) staff and is available at Investor.gov.

To view our latest Privacy Notice, please visit https://paclife.co/privacy-promise or contact (877) 722-7848 for additional information.

SPECIAL TERMS

Account Value – The amount of your Contract Value allocated to a specified Variable Investment Option.

Annuity Date – The date specified in your Contract, or the date you later elect, if any, for the start of annuity payments if the Annuitant (or Joint Annuitants) is (or are) still living and your Contract is in force; or if earlier, the date that annuity payments actually begin. The maximum annuity date is dated in your Contract and is the latest date we will begin paying you an annuity income.

Business Day – Any day on which the value of an amount invested in a Variable Investment Option is required to be determined, which currently includes each day that the New York Stock Exchange is open for trading, an applicable underlying Fund is open for trading, and our administrative offices are open.

Contract – A Schwab Retirement Income Variable Annuity contract.

Contract Anniversary – The same date, in each subsequent year, as your Contract Date.

Contract Date – The date we issue your Contract. Contract Years, Contract Anniversaries, Contract Semi-Annual Periods, Contract Quarters and Contract Months are measured from this date.

Contract Owner, Owner, Policyholder, you, or your – Generally, a person who purchases a Contract and makes the Investments. A Contract Owner has all rights in the Contract, including the right to make withdrawals, designate and change beneficiaries, transfer amounts among Investment Options, and designate an Annuity Option. If your Contract names Joint Owners, both Joint Owners are Contract Owners and share all such rights.

Contract Value – As of the end of any Business Day, the sum of your Variable Account Value.

Contract Year – A year that starts on the Contract Date or on a Contract Anniversary.

Fund – A registered open-end management investment company; collectively refers to Schwab Annuity Portfolios.

General Account – Our General Account consists of all of our assets other than those assets allocated to Separate Account A or to any of our other variable investment separate accounts.

In Proper Form – This is the standard we apply when we determine whether an instruction is satisfactory to us. An instruction (in writing or by other means that we accept (e.g. via telephone or electronic submission)) is considered to be in proper form if it is received at our Service Center in a manner that is satisfactory to us, such that is sufficiently complete and clear so that we do not have to exercise any discretion to follow the instruction, including any information and supporting legal documentation necessary to effect the transaction. Any forms that we provide will identify any necessary supporting documentation. We may, in our sole discretion, determine whether any particular transaction request is in proper form, and we reserve the right to change or waive any in proper form requirements at any time.

Investment (“Purchase Payment”) – An amount paid to us by or on behalf of a Contract Owner as consideration for the benefits provided under the Contract.

Investment Option – A Variable Investment Option or any other Investment Option added to the Contract by Rider or Endorsement.

Non-Natural Owner – A corporation, trust or other entity that is not a (natural) person.

Non-Qualified Contract – A Contract other than a Qualified Contract.

Purchase Payment (“Investment”) – An amount paid to us by or on behalf of a Contract Owner as consideration for the benefits provided under the Contract.

Qualified Contract – A Contract that qualifies under the Code as an individual retirement annuity or account (IRA), or form thereof, or a Contract purchased by a qualified plan, qualifying for special tax treatment under the Code.

Separate Account A (the “Separate Account”) – A separate account of ours registered as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”).

Variable Account Value – The aggregate amount of your Contract Value allocated to all Subaccounts.

Variable Investment Option – A Fund under this Contract that is part of the Separate Account.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES AND EXPENSES				LOCATION IN PROSPECTUS
Charges for Early Withdrawals	There are no withdrawal charges.			Fee Tables Optional Withdrawals
Transaction Charges

Taking a loan, where allowable, will result in loan interest charges. There are no other transaction charges under this Contract (for example, sales loads, charges for transferring Contract Value between Investment Options, or wire transfer fees).

Optional Benefit Expenses Contract Features and Loans Additional Information – Loans and Qualified Contacts
Ongoing Fees and Expenses (annual charges)

The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Charges Fees and Deductions Appendix: Funds Available Under the Contract Charges, Fees and Deductions Optional Living Benefit Riders
	ANNUAL FEES	MINIMUM	MAXIMUM
	1. Base Contract	0.60%[1]	0.60%[1]
	2. Investment Options (Fund fees and expenses)	0.54%[2]	0.58%[2]
	3. Optional Benefits (for a single optional benefit, if elected)	0.20%[3]	2.75%[3]

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year based on current charges.

	Lowest Annual Cost: $1,054.14	Highest Annual Cost: $2,366.84
	Assumes: • Investment of $100,000 • 5% annual appreciation • Least expensive combination of base Contract and Fund fees and expenses • No optional benefits	Assumes: • Investment of $100,000 • 5% annual appreciation • Most expensive combination of base Contract, optional benefits, and Fund fees and expenses • No sales charges • No additional purchase payments,

FEES AND EXPENSES		LOCATION IN PROSPECTUS
• No sales charges • No additional purchase payments, transfers, or withdrawals • No loans or loan interest charges	• transfers, or withdrawals • No loans or loan interest charges

1 As a percentage of the average daily Variable Account Value. This percentage includes the Mortality and Expense Risk Charge and the Administrative Fee.

2 As a percentage of Fund assets.

3 As a percentage of the Protected Payment Base (for an optional living benefit) and average daily Variable Account Value (for an optional death benefit).

RISKS		LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in the Contract, including loss of principal.	Principal Risks of Investing in the Contract
Not a Short-Term Investment

This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.

The benefits of tax deferral, long-term income, and living benefits are generally more beneficial to investors with a long-term investment horizon.

Principal Risks of Investing in the Contract
Risks Associated with Investment Options

An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the Investment Options available under the Contract (e.g. Funds).

Each Investment Option will have its own unique risks.

You should review, working with your Schwab investment professional, the Investment Options before making an investment decision.

Principal Risks of Investing in the Contract Appendix: Funds Available Under the Contract
Insurance Company Risks

Investment in the Contract is subject to the risks related to us, and any obligations, guarantees, or benefits are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about us, including our financial strength ratings, is available upon request by calling a Schwab Annuity Specialist at (888) 311-4887 or visiting our website at www.PacificLife.com.

Principal Risks of Investing in the Contract

RESTRICTIONS	LOCATION IN PROSPECTUS
Investments

Transfers between Variable Investment Options are limited to 25 each calendar year. Transfers to or from a Variable Investment Option cannot be made before the seventh calendar day following the last transfer to or from the same Variable Investment Option.

Certain Funds may stop accepting additional investments into the Fund or a Fund may liquidate. In addition, if a Fund determines that excessive trading has occurred, they may limit your ability to continue to invest in their Fund for a certain period of time.

We reserve the right to remove, close to new investment, or substitute Funds as Investment Options.

Transfers and Market-Timing Restrictions Appendix: Funds Available Under the Contract

RESTRICTIONS	LOCATION IN PROSPECTUS
Optional Benefits

Certain optional living benefits limit or restrict the Investment Options that you may select under the Contract. We may change these limits or restrictions in the future.

Withdrawals that exceed withdrawal limits specified by an optional living benefit may affect the availability of the benefit, by reducing the benefit by an amount greater than the value withdrawn, and/or could terminate the benefit.

We may stop offering an optional living benefit or optional death benefit at any time, including for current Contract Owners who have not yet purchased the rider.

We reserve the right to reject or restrict, at our discretion, any additional Purchase Payments for a rider and, as a result, we will not accept Purchase Payments for your Contract. You will not be able to increase protected amounts or your Contract Value through additional Purchase Payments.

Certain Owners of Qualified Contracts may borrow against their Contracts. Otherwise loans from us are not permitted. You may have only one loan outstanding at any time. The minimum loan amount is $1,000, subject to certain state limitations. The interest charged on your Contract Debt will be a 5% fixed annual rate and the amount held in the Loan Account to secure your loan will earn a 3% annual return. Therefore, the net amount of interest you will pay on your loan will be 2% annually. Taking a loan may have tax consequences. Taking a loan while an optional living benefit Rider is in effect will terminate your Rider.

Death Benefits Optional Living Benefit Riders Additional Information – Loans and Qualified Contacts – General Rules Appendix: Funds Available Under the Contract

TAXES	LOCATION IN PROSPECTUS
Tax Implications

Consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.

It is important to know that IRAs and qualified plans are already tax-deferred which means the tax deferral feature of a variable annuity does not provide a benefit in addition to that already offered by an IRA or qualified plan. An annuity contract should only be used to fund an IRA or qualified plan to benefit from the annuity’s features other than tax deferral.

Withdrawals will be subject to ordinary income tax and may be subject to a tax penalty if you take a withdrawal before age 59½.

Federal Tax Issues Principal Risks of Investing in the Contract – Tax Consequences

CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Investment Professional Compensation

Some Schwab investment professionals may receive compensation for selling this Contract to you in the form of commissions, additional payments, non-cash compensation, and/or reimbursement of expenses. These Schwab investment professionals may have a financial incentive to offer or recommend this Contract over another investment that may pay less compensation.

Distribution Arrangements
Exchanges

Some Schwab investment professionals may have a financial incentive to offer you a new contract in place of the one you already own.

You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable for you to purchase the new contract rather than continue to own the existing contract.

Replacement of Life Insurance or Annuities

OVERVIEW OF THE CONTRACT

Purpose

The Contract is designed for long-term financial planning. This Contract may be appropriate for you if you are looking for retirement income or you want to meet other long-term financial objectives. Discuss with your Schwab investment professional whether a variable annuity, a living benefit rider, a death benefit rider and which underlying Investment Options are appropriate for you, taking into consideration your age, income, net worth, tax status, insurance needs, financial objectives, investment goals, liquidity needs, time horizon, risk tolerance and other relevant information. Together you can decide if a variable annuity is right for you.

Phases of the Contract

This Contract has two phases, the accumulation (savings) phase and the annuitization (income) phase. The accumulation phase begins on your Contract Date and continues until your Annuity Date. During this phase, you can put money into your Contract and earnings accumulate on a tax-deferred basis. When you put money into your Contract, you can invest in Funds that have their own investment objectives, strategies, risks, and expenses.

A list of Funds currently available is provided in an appendix. See APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT.

The annuitization (income) phase occurs when you annuitize your Contract and turn your Contract into a stream of income payments over a fixed period or for life. Your annuity payments will be fixed payments. When you annuitize, you will be unable to make withdrawals and death benefits and living benefits will terminate.

Contract Features

Accessing your Money. Before you annuitize, you can withdraw money from your Contract. If you take a withdrawal, you may have to pay income taxes, including a 10% federal tax penalty if you are younger than age 59½.

Tax Treatment. You may transfer among the Funds without paying any current income tax and any earnings are generally tax-deferred. You are taxed when you make a withdrawal or surrender your Contract, receive an income payment from the Contract, or upon payment of a death benefit.

Death Benefits. The Contract provides a death benefit payout, at no additional cost, to your Beneficiaries during the accumulation phase. The Death Benefit Amount for the standard death benefit is the Contract Value. For an additional cost, an optional death benefit rider may be purchased which can increase the amount of money payable to your Beneficiaries. The riders that are currently available are:

• Return of Purchase Payments Death Benefit

• Stepped-Up Death Benefit

For more information, restrictions, and when you may purchase available death benefit riders, see the BENEFITS AVAILABLE UNDER THE CONTRACT and Optional Death Benefit Riders sections.

Living Benefits. We offer optional guaranteed minimum withdrawal benefit riders, for an additional cost. The guaranteed minimum withdrawal benefit riders focus on providing an income stream for life through withdrawals during the accumulation phase beginning at the age for lifetime withdrawals specified by the rider, if certain conditions are met. The riders that are currently available are:

• Future Income Generator (Single and Joint)

• Income Generator (Single and Joint)

For more information, restrictions, and when you may purchase available living benefit riders, see the BENEFITS AVAILABLE UNDER THE CONTRACT and Optional Living Benefit Riders sections.

Additional Services. See the BENEFITS AVAILABLE UNDER THE CONTRACT and Systematic Transfers sections for more information and restrictions.

• Portfolio Rebalancing. Allows you to automatically rebalance your values among Variable Investment Options based on percentages that you specify, can be rebalanced on a quarterly, semi-annual, or annual basis.

If you have any questions about which benefits or services apply to your Contract, review your most recent Contract statement or contact your Schwab investment professional for more information.

BENEFITS AVAILABLE UNDER THE CONTRACT

The following tables summarize information about the benefits available under the Contract.

Standard Benefits (No Additional Charge)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations
Portfolio Rebalancing	Allows you to automatically rebalance your values among Variable Investment Options based on percentages that you specify.	No Charge	• Rebalancing can be made quarterly, semi-annually, or annually. • Only available prior to the Annuity Date. • Only Variable Investment Options are available for rebalancing.
Death Benefit Amount	Provides a death benefit equal to the Contract Value.	No Charge	• Poor investment performance could reduce the death benefit amount. • Withdrawals will reduce the death benefit amount. • This benefit terminates upon annuitization.

Optional Living Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations
Future Income Generator (Single)

This benefit focuses on providing guaranteed lifetime periodic withdrawals, regardless of market performance, on a single life (the Designated Life). Provides for an amount to be added to the protected amount, which may increase the amount you can withdraw in future years.

2.50% (as a percentage of Protected Payment Base)

• Available only at Contract purchase.

• Designated Life must be 85 or younger at purchase.

• You may only have one guaranteed minimum withdrawal benefit in effect at the same time.

• Must follow investment allocation requirements which limit the number of allowable Investment Options.

• Lifetime withdrawals are available starting at age 59½.

• An Annual Credit amount that may be added to the protected amount stops on the earliest of the first withdrawal or 10 Contract Anniversaries.

• Taking a withdrawal before age 59 ½ or withdrawal amounts that are greater than what is allowed on an annual basis after age 59 ½ may adversely affect the benefits provided, including the ability to receive lifetime withdrawals under the rider.

• May not voluntarily terminate the rider.

• Benefit and benefit charges terminate upon annuitization.

Future Income Generator (Joint)	This benefit focuses on providing guaranteed lifetime periodic withdrawals, regardless of market performance, on joint lives (the Designated Lives). Provides for an amount to be added to the protected	2.75% (as a percentage of Protected Payment Base)	• Available only at Contract purchase. • Both Designated Lives must be 85 or younger at purchase. • You may only have one guaranteed minimum withdrawal benefit in

Optional Living Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations
amount, which may increase the amount you can withdraw in future years.

• effect at the same time.

• Must follow investment allocation requirements which limit the number of allowable Investment Options.

• Lifetime withdrawals are available when the youngest Designated Life is age 59½.

• An Annual Credit amount that may be added to the protected amount stops on the earlier of the first withdrawal or 10 Contract Anniversaries.

• Taking a withdrawal before the youngest Designated Life is age 59½ or withdrawal amounts that are greater than what is allowed on an annual basis after the youngest Designated Life is age 59 ½ may adversely affect the benefits provided, including the ability to receive lifetime withdrawals under the rider.

• May not voluntarily terminate the rider.

• Benefit and benefit charges terminate upon annuitization.

Income Generator (Single)

This benefit focuses on providing guaranteed lifetime periodic withdrawals, regardless of market performance, on a single life (the Designated Life). Provides for automatic resets which may increase the amount that can be withdrawn in the future.

1.50% (as a percentage of Protected Payment Base)

• Available for purchase at anytime.

• Designated Life must be 85 or younger at purchase.

• You may only have one guaranteed minimum withdrawal benefit in effect at the same time.

• Must follow investment allocation requirements.

• Lifetime withdrawals are available starting at age 65.

• Withdrawal amounts that are greater than what is allowed on an annual basis may adversely affect the benefits provided.

• May not voluntarily terminate the rider.

• Benefits and benefit charges terminate upon annuitization.

Income Generator (Joint)

This benefit focuses on providing guaranteed lifetime periodic withdrawals, regardless of market performance, on joint lives (the Designated Lives). Provides for automatic resets which may increase the amount that can be withdrawn in the future.

1.75% (as a percentage of Protected Payment Base)

• Available for purchase at anytime.

• Both Designated Lives must be 85 or younger at purchase.

• You may only have one guaranteed minimum withdrawal benefit in effect at the same time.

• Must follow investment allocation requirements.

• Lifetime withdrawals are available when the youngest Designated Life

Optional Living Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations

• is age 65.

• Withdrawal amounts that are greater than what is allowed on an annual basis may adversely affect the benefits provided.

• May not voluntarily terminate the rider.

• Benefits and benefit charges terminate upon annuitization.

Optional Death Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restriction/Limitations
Return of Purchase Payments Death Benefit

This optional benefit provides a death benefit equal to the greater of the death benefit amount under the Contract or the sum of all payments made, adjusted by a pro rata reduction for each prior withdrawal.

0.20% (as a percentage of average daily Variable Account Value)

• Available for purchase before the Contract is issued.

• Certain ownership changes may reduce benefits.

• Ability to purchase benefit is limited to person who is 75 or younger on the Contract Date.

• Withdrawals may reduce this benefit and the reduction made may be greater than the actual amount withdrawn.

• This benefit terminates upon annuitization or when the Contract Value is reduced to zero.

• May not voluntarily terminate the rider.

Stepped -Up Death Benefit

This optional benefit provides the ability to lock-in market gains and pay a stepped-up benefit, which is the highest death benefit amount due under the Contract on any previous anniversary date of the issue date of the Contract, prior to the Owner’s 81st birthday.

0.40% (as a percentage of average daily Variable Account Value)

• Not available for Contracts issued in California.

• Cannot purchase this benefit after the Contract Date

• Must be 75 or younger on the Contract Date.

• Certain ownership changes may reduce benefits

• Withdrawals may reduce this benefit and the reduction made may be greater than the actual amount withdrawn.

• Step-ups stop once age 81 is reached

• This benefit terminates upon annuitization or when the Contract Value is reduced to zero.

• May not voluntarily terminate the rider.

BUYING THE CONTRACT

To purchase a Contract, you must work with your Schwab investment professional to fill out an application and submit it along with your initial Purchase Payment to Pacific Life Insurance Company at P.O. Box 2290, Omaha, Nebraska 68103-2290. We reserve the right to reject any application or Purchase Payment.

	Non-Qualified Contracts	Qualified Contracts
Minimum Initial Purchase Payment	$50,000	$50,000
Minimum Additional Purchase Payment	$250*	$50*
Maximum Total Purchase Payments

You must obtain our consent before making an initial or additional Purchase Payment that will bring your aggregate Purchase payments over $1,000,000. The aggregate amount is based on all contracts where you are either the owner and/or annuitant.

* Currently, we are not enforcing these minimum amounts, but we may in the future.

Initial Purchase Payment. If your application and initial Purchase Payment are complete when received, or once they have become complete, we will issue your Contract within 2 Business Days. Your initial Purchase Payment is allocated on the Business Day we issue your Contract. If some information is missing from your application, we may delay issuing your Contract while we obtain the missing information. However, we will not hold your initial Purchase Payment for more than 5 Business Days without your permission.

Additional Purchase Payment. An additional Purchase Payment is allocated on the Business Day we receive it.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Optional Withdrawals

You may, on or prior to your Annuity Date, withdraw all or a portion of the amount available under your Contract while the Annuitants are living and your Contract is in force. You may surrender your Contract and make a full withdrawal at any time. If you surrender your Contract it will be terminated as of the Effective Date of the withdrawal. You may request to withdraw a specific dollar amount or a specific percentage of an Account Value or your Contract Value. You may choose to make your withdrawal from specified Investment Options. If you do not specify Investment Options, your withdrawal will be made from all of your Investment Options proportionately.

The amount available for withdrawal is your Contract Value at the end of the Business Day on which your withdrawal request is effective, less any applicable Annual Fee, optional Rider Charges, withdrawal charge, and any charge for premium taxes and/or other taxes. The amount we send to you (your “withdrawal proceeds”) will also reflect any required or requested federal and state income tax withholding.

Withdrawal requests we receive before the close of the New York Stock Exchange, which usually closes at 4:00 p.m. Eastern time, will be effective at the end of the same Business Day that we receive them In Proper Form unless the transaction or event is scheduled to occur on another Business Day. We will normally send the proceeds within 7 calendar days after your request is effective.

To make a withdrawal request, you can call a Schwab Annuity Specialist at (888) 311-4887 or send a written request, In Proper Form, to Pacific Life Insurance Company at P.O. Box 2290, Omaha, Nebraska 68103-2290.

Limits on Withdrawal Amounts

Each partial withdrawal must be for $500 or more. Pre-authorized partial withdrawals must be at least $250, except for pre-authorized withdrawals distributed by Electronic Funds Transfer (EFT), which must be at least $100. If your partial withdrawal from an Investment Option would leave a remaining Account Value in that Investment Option of less than $500, we also reserve the right, at our option and with prior written notice, to transfer that remaining amount to your other Investment Options on a proportionate basis relative to your most recent allocation instructions.

Amount Available for Withdrawal

The amount available for withdrawal is your Contract Value at the end of the Business Day on which your withdrawal request is effective, less any rider charges, and any charge for premium taxes and/or other taxes. The amount we send to you (your “withdrawal proceeds”) will also reflect any required or requested federal and state income tax withholding. See FEDERAL TAX ISSUES and THE GENERAL ACCOUNT in the prospectus.

Negative Impact on Benefit Values

If you own guaranteed minimum withdrawal benefit riders, taking a withdrawal before the youngest Designated Life reaches the age for lifetime withdrawals specified by the rider or a withdrawal that is greater than the allowed annual withdrawal amount under a rider, may result in adverse consequences such as a reduction in rider benefits, failure to receive lifetime withdrawals under the rider, or termination of the rider. If you own a death benefit rider, taking a withdrawal may reduce the benefits provided by the benefit.

You assume investment risk on Purchase Payments in the Variable Investment Options. As a result, the amount available to you for withdrawal from any Variable Investment Option may be more or less than the total Purchase Payments you have allocated to that Variable Investment Option.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from, the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you surrender or make withdrawals from the Contract. State premium taxes may also be deducted.

Transaction Expenses

Maximum Withdrawal Charge	None

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Fund fees and expenses). You will pay additional charges for the required optional benefit, as shown below.

Annual Contract Expenses

Base Contract Expenses (as a percentage of average daily Variable Account Value)[1]	0.60%
Optional Benefit Expenses
Guaranteed Minimum Withdrawal Benefit Maximum Charges (as a percentage of the Protected Payment Base)
Income Generator (Single)	1.50%
Income Generator (Joint)	1.75%
Future Income Generator (Single)[2]	2.50%
Future Income Generator (Joint)[2]	2.75%
Death Benefit Maximum Charges (as a percentage of the average daily Variable Account Value)
Return of Purchase Payments Death Benefit	0.20%
Stepped-Up Death Benefit Rider	0.40%

1 This percentage includes the Mortality and Expense Risk Charge and the Administrative Fee. The Mortality and Expense Risk Charge and the Administrative Fee will stop at the Annuity Date. See the Mortality and Expense Risk Charge and Administrative Fee sections for more information.

2 The current charge for new elections for these riders is disclosed in a Rate Sheet Prospectus Supplement.

The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. A complete list of Funds available under the Contract, including their annual expenses, may be found in the APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT.

Annual Fund Expenses

	Minimum	Maximum
Expenses that are deducted from fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses.	0.54%	0.58%

Examples

The Examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual Contract expenses, and annual Fund expenses. The example assumes that you invest $100,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of annual Fund expenses and optional benefits available for an additional charge. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

• If you surrendered or annuitized your Contract at the end of the applicable time period, or left your money in your Contract:

1 Year	3 Years	5 Years	10 Years
$2,953	$8,933	$15,021	$30,768

APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT

The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at PacificLife.com/Prospectuses. You can also request this information at no cost by calling (833) 455-0901 or by sending an email request to Prospectuses@PacificLife.com. Depending on the optional benefits you choose, you may not be able to invest in certain Funds. See the Living Benefit Investment Allocation Requirements section after the Fund table below.

The current expenses and performance information below reflects fee and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/22)
			1 Year	5 Year	10 Year
Seeks long-term capital appreciation and income.	Schwab VIT Balanced Portfolio; Charles Schwab Investment Management, Inc.	0.58%	-14.71%	1.70%	3.18%
Seeks long-term capital appreciation and income.	Schwab VIT Balanced with Growth Portfolio; Charles Schwab Investment Management, Inc.	0.54%	-16.00%	2.56%	4.44%
Seeks long-term capital appreciation.	Schwab VIT Growth Portfolio; Charles Schwab Investment Management, Inc.	0.49%[1]	-17.24%	3.19%	5.59%
Seeks the highest current income consistent with stability of capital and liquidity.	Schwab Government Money Market Portfolio*; Charles Schwab Investment Management, Inc.	0.26%	[ ]%	[ ]%	[ ]%

*The Schwab Government Money Market Portfolio is only available to California applicants age 60 or older during the Right to Cancel “Free Look” period.1 To help limit Fund expenses, Fund advisers have contractually agreed to reduce investment advisory fees or otherwise reimburse certain of their Funds which reflect temporary fee reductions. There can be no assurance that Fund expense waivers or reimbursements will be extended beyond their current terms as outlined in each Fund prospectus, and they may not cover certain expenses such as extraordinary expenses. See each Fund prospectus for complete information regarding these arrangements.

LIVING BENEFIT INVESTMENT ALLOCATION REQUIREMENTS

Investment Allocation Requirements

At initial purchase and during the entire time that you own an optional living benefit Rider, you must allocate your entire Contract Value the Investment Options we make available for these Riders. You may allocate your Contract Value 100% among the allowable Investment Options.

Currently, the allowable Investment Options for the Guaranteed Minimum Withdrawal Benefit Riders are as follows:

Allowable Investment Options
Schwab VIT Balanced Portfolio
Schwab VIT Balanced with Growth Portfolio
Schwab VIT Growth Portfolio

You may transfer your entire Contract Value between allowable Investment Options, subject to certain transfer limitations. See HOW YOUR PURCHASE PAYMENTS ARE ALLOCATED – Transfers and Market-timing Restrictions. Keep in mind that you must allocate your entire Contract Value among the allowable Investment Options. If you do not allocate your entire Purchase Payment or Contract Value according to the requirements above, your Rider will terminate.

Allowable Investment Options. You may allocate your entire Contract Value among any of the allowable Investment Options listed in the table above.

By adding an optional living benefit Rider to your Contract, you agree to the above referenced investment allocation requirements for the entire period that you own a Rider. These requirements may limit the number of Investment Options that are otherwise available to you under your Contract. We reserve the right to add, remove or change allowable asset allocation programs or allowable Investment Options at any time. We may make such a change due to a fund reorganization, fund substitution, to help protect our ability to provide the guarantees under these riders (for example, changes in an underlying portfolio’s investment objective and principal investment strategies, or changes in general market conditions). If you already invested in an allowable Investment Option, a change to an existing allowable Investment Option will not require you to reallocate or transfer the total amount of Contract Value allocated to an affected Investment Option, except when an underlying portfolio is liquidated by a determination of its Board of Directors or by a fund substitution. If a change is required that will result in a reallocation or transfer of an existing Investment Option, we will provide you with reasonable notice (generally 90 calendar days) prior to the effective date of such change to allow you to reallocate your Contract Value to maintain your rider benefits. If you do not reallocate your Contract Value your rider will terminate.

We will send you written notice in the event any transaction made by you will involuntarily cause the rider to terminate for failure to invest according to the investment allocation requirements. However, you will have 10 Business Days starting from the date of our written notice (“10 day period”), to instruct us to take appropriate corrective action to continue participation in an allowable asset allocation program or allowable Investment Options to continue the rider. If you take appropriate corrective action and continue the rider, the rider benefits and features available immediately before the terminating event will remain in effect.

Asset allocation does not guarantee future results, ensure a profit, or protect against losses. The investment allocation requirements may reduce overall volatility in investment performance, may reduce investment returns, and may reduce the likelihood that we will be required to make payments under the optional living benefit riders. The reduction in volatility permits us to more effectively provide the guarantees under the Contract.

The allowable Investment Options seek to minimize risk and may reduce overall volatility in investment performance, which may reduce investment returns, and may reduce the likelihood that we will be required to provide benefits under the optional benefit Rider. The reduction in volatility permits us to more effectively provide the guarantees under the Contract.

This summary prospectus incorporates by reference the prospectus and Statement of Additional Information for the Contract, both dated May 1, 2023, as supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract Identifier: C000111330